Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries, Inc. Appoints Charlie Davidson to its Board

June 1, 2016	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company”) today announced the appointment of Charles Davidson as the fifth member of the Company’s Board of Directors (the “Board”) effective May 31, 2016. Mr. Davidson is an “independent director” according to the rules of the Securities and Exchange Commission and The NASDAQ Stock Market, and he will serve on the Board’s Audit, Compensation and Nominating Committees. Mr. Davidson’s appointment creates a majority of independent directors on the Board in compliance with the requirements of The NASDAQ Stock Market.

Since August 2014, Mr. Davidson has been the CEO of Attensa Corporation, an enterprise software provider addressing how businesses engage and inform their workforce on topics that drive productivity, innovation, and growth. He was the CEO of Attensa’s predecessor company Leeward, Inc. from 2009 until 2014, when it was merged into Attensa Corporation, and Attensa, Inc. from 2007 until 2009.

From 2000 until 2003, he was CEO and President of StatiaFX, a developer of software solutions for financial advisory services. When StatiaFX was acquired in 2003 by Financial Profiles, a business unit of Hanover Insurance Group, Mr. Davidson became Vice President, Strategy and Business Development of Financial Profiles and served in that function until 2006 when the business was sold. From 1994 to 1999, Mr. Davidson was Chief Operating Officer and a member of the Board of Directors of the Crabbe Huson Group, an investment management firm. In 1993, he co-founded Co-Operations, Inc., an innovative outsource logistics company and served as its chairman until 2000.

Mr. Davidson holds a B.S. from the University of Oregon and a J.D. from Northwestern School of Law, Portland. He is a member (inactive) of the bar associations of Oregon and Washington.

Wayne Case, Chairman of the Board of Schmitt, commented, “Charlie Davidson joins our Board, having a good knowledge of our business as well as broad business strategy, operating, and legal experience in the technology and financial services industries. His years of experience, as well as his judgment and counsel on corporate governance, will be very valuable to Schmitt.”

Mr. Davidson will serve as a director until the Company’s next annual meeting of shareholders, at which time it is expected he will be a director nominee.

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer segment and the Measurement segment. For the Balancer segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications, laser-based microroughness measurement products for the semiconductor wafer and hard disk drive industries and for other industrial applications, laser-based surface analysis and measurement products for a variety of scientific applications, and ultrasonic measurement products that measure the fill levels of tanks holding propane, diesel and other tank-based liquids and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

CORPORATE OFFICE: 2765 NW NICOLAI ST.● PORTLAND, OREGON 97210 ● 503/227-7908 ● FAX 503/223-1258